                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Danaher Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               DANAHER CORPORATION
                         2099 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20006

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 2002

To the Shareholders:

         Notice is hereby given that the 2002 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (the "Company"), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. 20037, on May 7, 2002 at 3:00 p.m., local time, for the following purposes:

                  1. To elect three Directors to hold office for a term of three years and until their successors are elected and qualified.

                  2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to a total of five hundred million (500,000,000) shares, $.01 par value per share.

                  3. To consider and act upon such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 25, 2002 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.


                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            PATRICK W. ALLENDER
                                            Secretary

April --, 2002



EVERY SHAREHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING. [ ]

                                 PROXY STATEMENT
                               DANAHER CORPORATION
                         2099 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20006
                                 (202) 828-0850

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 7, 2002

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation (the "Company"), of proxies for use at the 2002 Annual Meeting of Shareholders ("Annual Meeting") to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. 20037 on May 7, 2002 at 3:00 p.m., local time, and at any and all adjournments thereof. The Company's principal address is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. The date of mailing of this Proxy Statement is on or about April 12, 2002. The purpose of the meeting is to elect three directors of the Company; to approve an amendment to the Company's Certificate of Incorporation to increase the total number of authorized shares of Common Stock to five hundred million; and to transact such other business as may properly come before the meeting.

                       OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the By-laws of the Company, the Board of Directors has fixed the close of business on March 25, 2002 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. A subsequently dated proxy, when filed with the Secretary of the Company, will also constitute revocation. Proxies will be voted as specified on the proxy card and, in the absence of specific instructions, will be voted for the proposals described in this Proxy Statement and in the discretion of the proxy holders on any other matter which properly comes before the meeting. A shareholder who has given a proxy may nevertheless attend the meeting and revoke the proxy by voting in person. The Board of Directors has selected Steven M. Rales and Mitchell P. Rales to act as proxies with full power of substitution.

         Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of the solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

         The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Common Stock. As of the close of business on March 25, 2002, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 150,909,505 shares of the Common Stock of the Company, $.01 par value ("Company Common Stock"), were issued and outstanding. Each outstanding share of Company Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the record date.

         The election of directors nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of the Company's Common Stock. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to a total of five hundred million shares, requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote at the Annual Meeting.

         Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. Abstentions and broker non-votes on Proposal 2 have the effect of a vote against this proposal.

                 BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
                 DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

         As of March 25, 2002, the beneficial ownership of Company Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by any principal shareholders beneficially owning more than five percent of the Company's Common Stock and by all present executive officers and directors of the Company as a group, was as follows:

                                             Number of Shares          Percent
Name                                        Beneficially Owned**      Of Class
---------------------------------------------------------------       --------
Mortimer M. Caplin                               159,874  (7)            *
H. Lawrence Culp, Jr.                            312,938  (3)            *
Donald J. Ehrlich                                 64,000  (5)            *
Walter G. Lohr, Jr.                              172,000  (6)            *
Mitchell P. Rales                             33,307,050  (1)           22.0%
Steven M. Rales                               35,325,019  (1)           23.3%
Alan G. Spoon                                      8,000 (11)            *
A. Emmet Stephenson, Jr.                         192,120  (2)            *
Patrick W. Allender                              758,532  (4)            *
Philip W. Knisely                                  2,500                 *
Steven E. Simms                                  275,597  (8)            *
AXA Financial, Inc.                            9,781,225 (12)            6.5%
FMR Corp.                                      9,525,856  (9)            6.3%
Massachusetts Financial Services Co.          10,739,298 (13)            7.1%
All executive officers and
 directors as a group
 (includes 20 persons)                        39,741,908  (1)(10)       26.0%
----------
(1) The aggregate holdings for Steven and Mitchell Rales include (i) all of the 31,314,888 shares of Company Common Stock owned by Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, of which Steven Rales and Mitchell Rales are the only members, and (ii) 4,010,131 and 1,992,162 shares of Company Common Stock owned directly or through the Danaher 401(k) Plan by Steven Rales and Mitchell Rales, respectively. Steven and Mitchell Rales each disclaim beneficial ownership of those shares of Company Common Stock that are owned directly or through the Danaher 401(k) Plan by the other. Combined, Steven and Mitchell Rales beneficially own 37,317,181 shares, or 24.6% of common shares outstanding. Their business address, and that of Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, is 2099 Pennsylvania, N.W., Washington, D.C. 20006.
(2) Includes shares of Company Common Stock held in the name of Stephenson Ventures, a limited partnership of which the sole general partner is A. Emmet Stephenson, Jr. Mr. Stephenson has the option to acquire 20,000 shares of Company stock.
(3)  Mr. Culp has the option to acquire 312,000 shares of Company Common Stock.
(4) Mr. Allender has the option to acquire 513,800 shares of Company Common Stock. Includes shares held by family members and a family limited partnership of which Mr. Allender disclaims beneficial ownership.
(5)  Mr. Ehrlich has the option to acquire 20,000 shares of Company Common
     Stock.
(6)  Mr. Lohr has the option to acquire 20,000 shares of Company Common Stock.
(7)  Mr. Caplin has the option to acquire 16,000 shares of Company Common Stock.
(8)  Mr. Simms has the option to acquire 272,000 shares of Company Common Stock.
(9)  FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.
(10) Includes 1,461,770 shares underlying options exercisable within 60 days as of March 25, 2002.
(11) Mr. Spoon has the option to acquire 6,000 shares of Company Common Stock.
(12) AXA Financial, Inc.'s address is 1290 Avenue of the Americas, New York, NY 10104.
(13) Massachusetts Financial Services Co.'s address is 500 Boylston Street, Boston, MA 02116.

 *   Represents less than 1% of the outstanding Company Common Stock.

** Only options exercisable within 60 days and shares underlying such options are included in the table.

Apart from Steven M. Rales, Mitchell P. Rales, AXA Financial, Inc., FMR Corp. and Massachusetts Financial Services Co., the Company knows of no other person that beneficially owns more than 5% of its Common Stock.

                                   PROPOSAL 1.

                      ELECTION OF DIRECTORS OF THE COMPANY

         The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors of the Company at eight. At the 2002 Annual Meeting of Shareholders, shareholders will elect three directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Messrs. H. Lawrence Culp, Jr., Mitchell P. Rales and A. Emmet Stephenson, Jr. to serve as directors in the class whose term expires in 2005. Messrs. Steven M. Rales and Alan G. Spoon will continue to serve as directors in the class whose term expires in 2004. Messrs. Mortimer M. Caplin, Donald J. Ehrich and Walter G. Lohr, Jr. will continue to serve as directors in the class whose term expires in 2003.

         The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event a nominee shall decline or be unable to serve, the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason that this will occur.

               NOMINEES FOR ELECTION AT THIS YEAR'S ANNUAL MEETING
                TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2005

                                                                                       Director          Term
Name                              Age      Principal Occupation                        Since             Expires
----------------------------------------------------------------------------------------------------------------

H. Lawrence Culp, Jr. (d,e)       39       President and Chief Executive               2001              2005
                                           Officer of the Company since
                                           2001; during the past five years,
                                           he has served in general manage-
                                           ment positions within the Company,
                                           including Chief Operating Officer.

Mitchell P. Rales (b,d,e)         45       Chairman of the Executive Committee         1983              2005
                                           of the Company since 1990; during
                                           the past five years, he has been a
                                           principal in a number of   private
                                           business entities with interests in
                                           manufacturing companies, media
                                           operations and publicly traded
                                           securities; Director of Imo Industries,
                                           Inc.

A. Emmet Stephenson,Jr. (a)       56       Chairman of StarTek, Inc. for more          1986              2005
                                           than five years; President of
                                           Stephenson and Co., a private invest-
                                           ment firm in Denver, Colorado for more
                                           than five years.

          CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

                                                                                       Director          Term
Name                              Age      Principal Occupation                        Since             Expires
----------------------------------------------------------------------------------------------------------------
Steven M. Rales (b,d,e)           50       Chairman of the Board of the                1983              2004
                                           Company since 1984; during the past
                                           five years, he has been a principal in
                                           a number of private business entities
                                           with interests in manufacturing
                                           companies, media operations and
                                           publicly traded securities; Director of
                                           Imo Industries, Inc.

Alan G. Spoon (a)                 50       General Partner of Polaris Venture          1999              2004
                                           Partners; Director of American
                                           Management Systems, Inc., Human
                                           Genome Sciences, Inc. and
                                           Ticketmaster Online-City Search, Inc.

Mortimer M.Caplin (a,c)           85       Senior Member of Caplin & Drysdale,         1990              2003
                                           a law firm in Washington, D.C., for
                                           over five years; Director of  Fairchild
                                           Corporation and Presidential Realty
                                           Corporation.

Donald J. Ehrlich (a,c)           64       Former President, Chairman and Chief        1985              2003
                                           Executive Officer of Wabash National
                                           Corp.; Director of Indiana Secondary
                                           Market for Educational Loans, Inc. and
                                           Lafayette Community Bank

Walter G. Lohr, Jr. (c,e)         58       Partner of Hogan & Hartson, a law firm      1983              2003
                                           a law firm in Baltimore, Maryland for
                                           over five years.

----------
(a) Member of the Compensation and Organization Committee of the Board of Directors.
(b) Mitchell P. Rales and Steven M. Rales are brothers.
(c) Member of the Audit Committee of the Board of Directors.
(d) Member of the Executive Committee of the Board of Directors.
(e) Member of the Finance Committee of the Board of Directors.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors had a total of eleven meetings during 2001. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2001.

         The Executive Committee acts on behalf of the Board of Directors of the Company between meetings of the Board of Directors. The Executive Committee, comprised of Messrs. H. Lawrence Culp, Jr., Steven M. Rales and Mitchell P. Rales, met three times in 2001.

         The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The members of the Audit Committee are independent as defined in the New York Stock Exchange's listing standards. The Audit Committee met seven times during 2001.

         The Compensation and Organization Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee is also responsible for the oversight of the stock option plans of the Company. The Compensation and Organization Committee met one time in 2001.

         The Finance Committee was formed in December 1999 to oversee the financial affairs and policies of the Company including matters relating to the Company's capital structure and the policies and practices relating to the Company's retirement and pension plans. The Finance Committee met one time in 2001.

         The Company has no Nominating Committee of its Board of Directors.

                      EXECUTIVE OFFICERS OF THE REGISTRANT
                      ------------------------------------

         Executive Officers of the Company are:

                                                                                Officer
      Name                        Age              Position                    Since
---------------------------------------------------------------------------------------------

Steven M. Rales                   50       Chairman of the Board                1984

Mitchell P. Rales                 45       Chairman of the Executive
                                           Committee                            1984

H. Lawrence Culp, Jr.             39       Chief Executive Officer,
                                           President and Director               1995

Patrick W. Allender               55       Executive Vice President,
                                           Chief Financial Officer
                                           and Secretary                        1987

Philip W. Knisely                 47       Executive Vice President             2000

Steven E. Simms                   46       Executive Vice President             1996

William J. Butler                 46       Vice President and Group
                                           Executive                            1999

Thomas S. Gross                   47       Vice President and Group
                                           Executive                            1999

Jeffrey A. Svoboda                50       Vice President and Group
                                           Executive                            2001

Daniel L. Comas                   38       Vice President-Corporate
                                           Development                          1996

James H. Ditkoff                  55       Vice President-Finance
                                           and Tax                              1991

W. Bruce Graham                   47       Vice President-Danaher
                                           Business System                      2000

Dennis A. Longo                   45       Vice President-Human
                                           Resources                            1997

Christopher C. McMahon            39       Vice President-Controller            1999

Daniel A. Pryor                   34       Vice President- Strategic
                                           Development                          2000


         Steven M. Rales has served as Chairman of the Board since January 1984. In addition, during the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

         Mitchell P. Rales has served as a director of the Company since January 1984. In addition, during the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

         H. Lawrence Culp, Jr. was appointed President and Chief Executive Officer in 2001 and Chief Operating Officer in 2000. He has served in general management positions within the Company for more than the past five years.

         Patrick W. Allender has served as Chief Financial Officer of the Company since March 1987 and was appointed Executive Vice President in 1999.

         Philip W. Knisely was appointed Executive Vice President in 2000. He had previously served Colfax Corporation (a diversified industrial manufacturing company) as President and Chief Executive Officer. Colfax Corporation is majority-owned by Steven and Mitchell Rales.

         Steven E. Simms was appointed Executive Vice President in 1999. He joined the Company in 1996 as Vice President and Group Executive and had previously served Black & Decker, most recently as President - Worldwide Accessories Business.

         William J. Butler was appointed Vice President and Group Executive in 1999. He has served in general management positions within the Company for more than the past five years.

         Thomas S. Gross was appointed Vice President and Group Executive in 1999. He had previously served Xycom Automation Inc. (a provider of automation hardware and software) as President. Prior to joining Xycom in 1998, he served Allen-Bradley/Rockwell Automation (a provider of industrial control and automation products) in various management positions for more than five years.

         Jeffrey A. Svoboda was appointed Vice President and Group Executive in 2001. He had previously served Fortune Brands Corporation in various management positions with their Moen Incorporated business unit.

         Daniel L. Comas was appointed Vice President-Corporate Development in 1996. He has served the Company in an executive capacity in the corporate development area for more than the past five years.

         James H. Ditkoff has served as Vice President-Finance and Tax since January 1991.

         W. Bruce Graham was appointed Vice President-Danaher Business Systems
(DBS) in 2000. He previously served in general management positions within the Company's Hand Tool Group for more than the past five years.

         Dennis A. Longo was appointed Vice President-Human Resources in 1997. He has served the Company as a human resources executive for more than the past five years.

         Christopher C. McMahon was appointed Vice President-Controller in 1999. He has served in financial management positions within the Company for more than the past five years.

         Daniel A. Pryor was appointed Vice President-Strategic Development in 2000. He has served in general management positions within the Company for more than the past five years.

                            COMPENSATION OF DIRECTORS
                             AND EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 2001.

                           SUMMARY COMPENSATION TABLE

===================================================================================================================================


                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                       ANNUAL COMPENSATION
                                                                                      ----------------------------
                                                                                                AWARDS

-----------------------------------------------------------------------------------------------------------------------------------
         (a)                   (b)            (c)           (d)            (e)            (f)            (g)              (h)

                                                                          Other        Restricted     Securities
        Name and                                                          Annual          Stock       Underlying       All Other
        Principal                            Salary        Bonus       Compensation       Awards        Options      Compensation(1)
        Position               Year           ($)           ($)             ($)            ($)            (#)              ($)
-----------------------------------------------------------------------------------------------------------------------------------

                               2001         577,500       630,000            -              -              -             57,726
 H. Lawrence Culp, Jr.         2000         480,000       830,000            -              -          1,000,000         25,000
   President and CEO           1999         315,000       340,000            -              -           20,000           14,000
-----------------------------------------------------------------------------------------------------------------------------------
   George M. Sherman           2001         225,000       216,000            -              -              -             62,000
  Former President and         2000         675,000      1,691,000           -              -              -             80,000
        CEO (2)                1999         675,000      1,550,000           -              -              -             69,000
-----------------------------------------------------------------------------------------------------------------------------------
  Patrick W. Allender          2001         375,375       285,000            -              -              -             55,636
     Executive Vice            2000         370,000       525,000            -              -           300,000          45,000
   President and CFO           1999         352,500       441,000            -              -           22,000           29,000
-----------------------------------------------------------------------------------------------------------------------------------
                               2001         385,577       270,000            -              -              -             33,332
    Steven E. Simms            2000         378,000       400,000            -              -           500,000          26,000
Executive Vice President       1999         324,000       340,000            -              -           20,000           17,000
-----------------------------------------------------------------------------------------------------------------------------------
   Philip W. Knisely           2001         347,019       175,000            -              -              -             13,665
Executive Vice President       2000         191,000       350,000            -              -           500,000          11,000
                               1999            -             -               -              -              -                -
===================================================================================================================================

----------
(1) Includes contributions to the Company's 401(k) and executive retirement plans and financial consulting fees for all individuals.
(2) Mr. Sherman retired as the Company's President and Chief Executive Officer as of May 1, 2001.

                           Grants in Last Fiscal Year

There were no stock options granted during 2001 to any of the officers listed on the Summary Compensation Table.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

The following table sets forth certain information concerning the number of unexercised options and the value of unexercised in-the-money options at the end of 2001 for the executive officers whose compensation is reported in the Summary Compensation Table. Value is considered to be, in the case of unexercised options, the difference between the exercise price and the closing price on the New York Stock Exchange on December 31, 2001.


-----------------------------------------------------------------------------------------------------------------------------
                                                                  Number of Securities
                                  Shares                        Underlying Unexercised           Value of Unexercised
                                Acquired on       Value          Options at FY-End (#)          In-the-Money Options at
            Name                 Exercise       Realized             Exercisable/               FY-End($) Exercisable/
                                     #            $(2)               Unexercisable                    Unexercisable
-----------------------------------------------------------------------------------------------------------------------------


H. Lawrence Culp, Jr.               __             __           142,000         1,182,000        6,316,000      20,012,000
-----------------------------------------------------------------------------------------------------------------------------
George M. Sherman                   __             __         1,200,000            -0-          45,822,000          -0-
-----------------------------------------------------------------------------------------------------------------------------
Patrick W. Allender (1)           45,000        2,376,000       313,800          513,200        14,747,000      11,539,000
-----------------------------------------------------------------------------------------------------------------------------
Philip W. Knisely                   __             __            - 0 -           500,000           - 0 -         6,124,000
-----------------------------------------------------------------------------------------------------------------------------
Steven E. Simms                  120,000        5,540,000       102,000          682,000         4,016,000      13,170,000
-----------------------------------------------------------------------------------------------------------------------------



----------
(1) Mr. Allender's unexercised options include options to acquire 250,000 shares held by family limited partnerships.

(2) Value realized is calculated as the fair market value of the Company Common Stock as reflected by the closing price on the New York Stock Exchange on the date of exercise, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                            COMPENSATION OF DIRECTORS

Directors who are not officers of the Company receive meeting attendance fees of $1,000 per meeting ($500 for telephonic meetings), together with quarterly fees of $6,250. A grant of an option to acquire 2,000 shares of Company Common Stock at $45.85 (fair market value at date of grant) per share was made to each of these directors in September, 2001.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

In July 2000, the Company appointed H. Lawrence Culp, Jr. Chief Operating Officer, and in October 2000, the Company and Mr. Culp executed an employment agreement. The major provisions of the agreement are: (i) the term of the employment agreement continues until July 18, 2003, unless sooner terminated or extended. The agreement provides for automatic, annual extensions unless a notice of termination is provided by the Company or Mr. Culp; (ii) annual base salary for the first year of the agreement is $600,000, plus a target bonus of 100% of base salary; (iii) an interest-free loan in the amount of $500,000 that is forgiven ratably through July 18, 2003; (iv) reimbursement for taxes incurred as a result of the terms of the $500,000 loan; (v) a non-competition provision that extends for three years after Mr. Culp's termination of employment; and
(vi) continuation of salary and bonus payments for 24 months upon a termination of employment without cause or in the event of a change in control of the Company. Mr. Culp was appointed President and Chief Executive Officer in May 2001.

                     COMPENSATION AND ORGANIZATION COMMITTEE

Messrs. Steven M. Rales, Mitchell P. Rales and H. Lawrence Culp, Jr. receive a salary set by the Compensation and Organization Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own compensation. The members of the Compensation and Organization Committee are A. Emmet Stephenson, Jr., Mortimer M. Caplin, Alan G. Spoon and Donald J. Ehrlich.

              REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Total executive officer compensation is comprised of three principal components: annual salary, annual incentive compensation, and grants of options to purchase Company Common Stock. The Committee endeavors to establish total compensation packages for each executive officer equal to the value of that executive's services determined by both what other companies have or might pay the executive for his services and his relationship to other executive positions within the Company, as negotiated at the date of hire. This base is then adjusted annually based on the Committee's assessment of individual performance.

A fundamental element of the Company's compensation policy is that a substantial portion of each executive's compensation be directly related to the success of the Company. This is accomplished in two ways. First, the annual incentive compensation program requires that the Company, or the Company's businesses for which the executive is directly responsible, achieve certain minimum targets in earnings level (earnings per share which has a majority weighting), working capital management (working capital turnover) and economic value added. If performance for the year is below minimum targeted levels (generally approximately three-quarters of the earnings target must be achieved and working capital management must exceed target levels), there would be no payment. If the minimum targets are met or exceeded, each executive receives a formula-based payout taking into account the Company's performance and his or her personal contribution thereto.

Second, executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. These grants are made at the fair market value on the date of grant normally with vesting over a five year period. In addition to the factors discussed above, the amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. Thus, the compensation value of this element is directly related to the performance of the Company as measured by its returns to shareholders over at least a five year period.

The Committee evaluated each executive's annual incentive compensation awards for 2001. The Committee assessed their performance in light of the targets referenced above and awarded to executives (other than the operating level Group Executives) total incentive compensation payments of $1,895,000 for 2001. For the years 1998-2002, the Committee has established a maximum bonus payment of up to $2,500,000 per executive. The Company's shareholders approved the performance goals for these periods, which are applicable to all of the Company's executive officers (other than the operating level Group Executives) at the 1998 Annual Meeting.

The Committee has considered the impact of provisions of the federal income tax laws that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the executive officers named in proxy statements of publicly traded companies. The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies relative to this $1 million deduction limit.

In addition, the Committee has designed the program for awarding 1998-2002 incentive compensation to executive officers (other than the operating level Group Executives) so that such bonuses will comply with an exception to the $1 million deduction limit for performance-based compensation. Accordingly, the full amount of any such bonus payments for 1998-2002 should be deductible. One of the requirements of this exception is that shareholders approve certain material terms under which the bonus is to be paid. In this regard, the Company's shareholders approved the material terms used for calculating the 1998-2002 bonus awards for the Company's executive officers, other than Group Executives, at the 1998 Annual Meeting.

        COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

                            A. Emmet Stephenson, Jr.
                               Mortimer M. Caplin
                                Donald J. Ehrlich
                                  Alan G. Spoon

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee (the "Committee") comprises three independent directors and operates under a written charter. The Committee recommends to the Board of Directors the selection of the Company's independent auditors. Arthur Andersen LLP ("Arthur Andersen") was engaged as the Company's independent auditors for the fiscal year ended December 31, 2001, and has been the Company's independent auditors for more than the past five years.

Although in the past the Company has typically submitted the appointment of independent auditors for Shareholder approval, in view of the highly publicized events involving Arthur Andersen, the Board does not believe it is appropriate to seek Shareholder approval at this time. The Audit Committee and the Board will, however, continue to monitor the Company's engagement of Arthur Andersen and other developments relating to that firm and will consider the possibility that a change of independent auditors may be appropriate.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management and Arthur Andersen.

The Committee has discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with Arthur Andersen its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2001 be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                               Walter G. Lohr, Jr.
                               Mortimer M. Caplin
                                Donald J. Ehrlich

                             STOCK PERFORMANCE CHART

As part of proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total shareholder return on its Common Stock with that of a broad equity market index and either a published industry index or a Company constructed peer group index. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

The following chart compares the yearly percentage change in the cumulative total shareholder return in the Company's Common Stock during the five years ended December 31, 2001 with the cumulative total return on the S & P 500 Index (the equity index) and the S&P Manufacturing Index (the peer index). The comparison assumes $100 was invested on December 31, 1996 in the Company's Common Stock and in each of the above indices with reinvestment of dividends.

                 Danaher          S&P 500      S&P Manufacturing
               Corporation         Index            Index
12-31-1996        100.0            100.0            100.0
12-31-1997        135.7            133.4            137.7
12-31-1998        233.8            171.5            168.9
12-31-1999        207.9            207.5            189.2
12-31-2000        295.3            188.6            211.1
12-31-2001        261.0            166.3            224.2

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 3, 2000, the Company purchased the motion control businesses of Warner Electric Company. These businesses were purchased from an entity that was controlled by Steven M. Rales and Mitchell P. Rales, the Company's Chairman of the Board and Chairman of the Executive Committee, respectively. The transaction was unanimously recommended by an independent committee of the Company's Board of Directors, who received an opinion from an independent financial advisor as to the fairness of the transaction. Total consideration was approximately $147 million.

The Company, from time to time, has been involved in transactions with Equity Group Holdings LLP and its affiliates. The Company has received legal services from the firm of Caplin & Drysdale, of which Mr. Caplin, a Director, is a principal, and from the firm of Hogan & Hartson, of which Mr. Lohr, a Director, is a partner, and from the firm of Polaris Venture Partners, of which Mr. Spoon, a Director, is a general partner. The amount of such fees for 2001 was less than five-percent of each firm's gross revenues. These transactions, which are conducted on an arms length basis, are not material, either individually or in the aggregate. The Company has provided H. Lawrence Culp, Jr. with a $500,000 loan, as discussed in the "Employment Contracts and Termination of Employment" section of this proxy statement.

                                   PROPOSAL 2.

                AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                     TO INCREASE THE AUTHORIZED COMMON STOCK

At the Company's Annual Meeting of Stockholders held on May 1, 2001, the Company's Stockholders approved an amendment to the Company's Certificate of Incorporation (the "2001 Charter Amendment"). The 2001 Charter Amendment provided for (1) an increase in the authorized number of shares of the Company's common stock, par value $.01 per share (the "Common Stock") from three hundred million (300,000,000) shares to five hundred million (500,000,000) shares, and
(2) an increase in the authorized number of shares of the Company's preferred stock, without par value (the "Preferred Stock") from fifteen million (15,000,000) shares to one hundred million (100,000,000) shares. These actions were to become effective upon the filing of the 2001 Charter Amendment. The Board of Directors subsequently determined that, because of the amount of the filing fee that would be required to be paid under Delaware law with respect to the increase in the Preferred Stock and other factors, the filing of the Amendment in the form approved by the Company's Stockholders would not have been in the best interests of the Stockholders at that time. As a result, prior to the filing of the 2001 Charter Amendment, the Board of Directors decided to abandon the filing of the 2001 Charter Amendment pursuant to Section 242(c) of the Delaware General Corporation Law and determined to submit to the Stockholders at the 2002 Annual Meeting a revised, proposed amendment to the Company's Certificate of Incorporation, as described below. The revised amendment eliminates the previously proposed increase in authorized Preferred Stock.

The Board of Directors has adopted, subject to Stockholder approval, a resolution proposing that an amendment to Paragraph I of Article FOURTH of the Company's Certificate of Incorporation be presented to the Stockholders at the 2002 Annual Meeting for their approval. Such amendment would increase the number of authorized shares of capital stock of the Company to a total of five hundred and fifteen million (515,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock and fifteen million (15,000,000) shares of Preferred Stock (the "2002 Charter Amendment"). The capital stock of the Company, prior to the approval of the amendment, consists of three hundred and fifteen million (315,000,000) shares, consisting of three hundred million (300,000,000) shares of Common Stock, $.01 par value per share, and fifteen million (15,000,000) shares of Preferred Stock, without par value. As of the close of business on March 25, 2002, there were 164,923,000 shares of validly issued Common Stock, including 150,910,000 shares of Common Stock outstanding and 14,013,000 shares of Common Stock held by the Company in treasury. As of the close of business on March 25, 2002, none of the shares of Preferred Stock have been issued.

The additional shares of Common Stock to be authorized will, when issued, have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

The Board of Directors believes that it is in the Company's best interest to have additional shares of Common Stock authorized to meet the Company's future business needs as they arise. In particular, a portion of the shares of Common Stock that would become available for issuance if the proposal were adopted could be used by the Company in connection with the following possible future events: (1) a split of the outstanding Common Stock; (2) stock option exercises;
(3) share-for-share acquisitions; or (4) conversion of outstanding and future debt securities into Common Stock. If the 2002 Charter Amendment is approved and filed, the additional shares of Common Stock may be issued at the discretion of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the Stockholders of the Company unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. The Company's management and the Board of Directors have no present arrangement, agreements, understandings or plans for the additional shares proposed to be authorized.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and thus less likely. The Board of Directors is not aware of any attempt to effect a takeover of the Company and has not presented this proposal with the intention that the increase in the authorized shares of Common Stock be used as a type of anti-takeover device.

The text of the proposed amendment is set forth in Exhibit A hereto. If the proposal is adopted, it will become effective upon filing of a Certificate of Amendment to the Company's Certificate of Incorporation. In accordance with
Section 242 (c) of the Delaware General Corporation Law, notwithstanding Stockholder approval of the 2002 Charter Amendment, at any time prior to the effectiveness of the filing of the 2002 Charter Amendment with the Delaware Secretary of State, the Board of Directors may abandon the 2002 Charter Amendment without further action by the Stockholders.

The affirmative vote of a majority of the outstanding shares entitled to vote at the 2002 Annual Meeting is required for approval of the 2002 Charter Amendment. Abstentions and broker non-votes on Proposal 2 have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSAL, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

                                  OTHER MATTERS

The management of the Company is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                        FEES PAID TO INDEPENDENT AUDITORS

Audit Fees: The aggregate fees billed for professional services rendered by Arthur Andersen LLP, the Company's independent auditors, in connection with the audit and review of the 2001 financial statements, including quarterly reviews, was $482,500.

Financial Information Systems Design and Implementation Fees: The aggregate fees billed for professional services rendered in connection with financial information systems design and implementation by Arthur Andersen LLP in 2001 was $367,000.

All Other Fees: The aggregate of all other fees billed for professional services during 2001 by Arthur Andersen LLP was $1,583,000. This includes $771,000 of audit-related fees, which are primarily fees for statutory audits of foreign subsidiaries, benefit plan audits and assurance services related to SEC registration statements.

The Audit Committee has considered whether the services rendered by the independent auditors with respect to the foregoing fees are compatible with maintaining their independence and has concluded that such services do not impair their independence.

                              SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006, no later than December 14, 2002 for inclusion in the Proxy Statement and Proxy relating to the 2003 Annual Meeting of Shareholders. Shareholder proposals submitted other than pursuant to Rule 14(a)-8 under the Securities Exchange Act are considered untimely if received after February 27, 2003.

       BY ORDER OF THE BOARD OF DIRECTORS



                           PATRICK W. ALLENDER
                           Secretary

Dated: April --, 2002


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY.

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                             OF DANAHER CORPORATION


                     Pursuant to Section 242 of the General
                    Corporation Laws of the State of Delaware


Danaher Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment to Paragraph I of Article FOURTH of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the Stockholders of the Corporation for consideration thereof. The amendment is as follows:

     FOURTH: I. The total number of shares of stock which the Corporation shall have authority to issue is 515,000,000 shares of which 500,000,000 shares, $.01 par value per share, shall be of a class designated "Common Stock" and of which 15,000,000 shares, without par value, shall be designated "Preferred Stock".

SECOND: That thereafter, at the 2002 Annual Meeting of the Corporation, the necessary number of shares, as required by statutes, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

                              DANAHER CORPORATION
                                 PROXY FOR 2002

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 7, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              DANAHER CORPORATION

  The undersigned acknowledges receipt of the Proxy Statement and Notice, dated
April   , 2002, of the Annual Meeting of Shareholders and hereby appoints
Steven M. Rales and Mitchell P. Rales, and each of them, with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Danaher Corporation (the "Company") to be held May 7, 2002, and at any adjournment or adjournments thereof, for the following matters:

Proxies will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 PLEASE SIGN AND DATE ON THE REVERSE SIDE.

 1. Election of directors

    Nominee Messrs. H. Lawrence Culp, Jr., Mitchell P. Rales, and A. Emmet Stephenson, Jr. to serve as directors with a term expiring in 2005.

      [_] FOR all nominees

      [_] WITHHOLD AUTHORITY for all nominees

To withhold authority to vote for an individual nominee, write that nominee's name on the line below.

--------------------------------------------------------------------------------

2 . Amend the Company's Certificate Of Incorporation
    [_] FOR [_] AGAINST [_] ABSTAIN

3. IN THEIR DISCRETION on any other matter which may properly come before the meeting, including any adjournment thereof.

                                          Dated:         , 2002

                                          -------------------------------------

                                          -------------------------------------
                                          Signature of Shareholder(s)

                                          Please sign, date and promptly
                                          return this proxy in the enclosed
                                          envelope. No postage is required if
                                          mailed in the United States. Please
                                          sign exactly as your name appears in
                                          the space on the left. If stock is
                                          registered in more than one name,
                                          each holder should sign. When
                                          signing as an attorney,
                                          administrator, executor, guardian or
                                          trustee, please add your title as
                                          such. If executed by a corporation,
                                          the proxy must be signed by a duly
                                          authorized officer, and his title
                                          should appear next to his signature.

           PLEASE MARK YOUR CHOICE LIKE THIS [_] IN BLUE OR BLACK INK